Exhibit 99.1

AMENDMENT TO SERVICE AGREEMENT

between

SIMCLAR GROUP LIMITED, incorporated under the Companies Acts
(Registered Number SC219243) and having its Registered Office at 5
Albyn Place, Edinburgh (hereinafter referred to as “Simclar”)

OF THE FIRST PART

and

SIMCLAR INC., a Florida Corporation (hereinafter referred to as “Inc”) OF THE SECOND PART

WHEREAS, Simclar and Inc. are parties to the Service Agreement dated 17th July 2005 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement, effective 17 th July 2007;

NOW THEREFORE, in consideration of their mutual promises contained herein, the parties agree as follows:

1.  Clause Two of the Agreement is hereby amended to extend the term of the Agreement to three years from the Effective Date.

2. Except to the extent expressly modified by this Amendment, the Agreement remains in full force and effect in accordance with its terms, and as so amended is hereby ratified and confirmed by the parties.

IN WITNESS WHEREOF, these presents are executed as of 17 July 2007 as follows:

On behalf of Simclar Group Limited:

/s/ Samuel J. Russell	/s/ Elaine Pryde
SJ Russell	Witness

/s/ John Ian Durie	/s/ Elaine Pryde
JI Durie	Witness

On behalf of Simclar, Inc:

/s/ Barry J. Pardon	/s/ Roxie Alvarez
BJ Pardon	Witness

/s/ Marshall Griffin	/s/ Dusty Bowser
MA Griffin	Witness